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                                                                  EXHIBIT 99.1

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" (FAS 128) which the Company adopted on December 31, 1997. FAS 128 replaced the calculation of primary and fully diluted net income (loss) per share with basic and diluted net income (loss) per share. Unlike primary net income (loss) per share, basic net income (loss) per share excludes any dilutive effects of options, warrants and convertible securities. Diluted net income (loss) per share is very similar to the previously reported fully diluted net income (loss) per share.

In February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98 ("SAB 98"). Under SAB 98, certain shares of convertible preferred stock, options, and warrants to purchase common stock, issued at prices substantially below the per share price sold in the Company's initial public offering in August 1996, previously included in the computation of shares outstanding pursuant to Staff Accounting Bulletin Nos. 55, 64, and 83 are now excluded from the computation. Basic and diluted net loss per share for the years ended December 31, 1994, 1995, and 1996 have been retroactively restated to apply the requirements of SAB 98.

The pro forma basic and pro forma diluted net loss per share has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from convertible preferred stock that were automatically converted to common stock upon the closing of the Company's initial public offering, using the if-converted method.

                                                    1994      1995       1996
                                                  --------  ---------  --------
Pro forma net loss per share as
previously reported in the Company's
Annual Report on Form 10-K for the
year ended December 31, 1996 (1)                            $  (3.97)  $ (4.51)

Pro forma basic and diluted net loss per share
restated under FAS 128 and SAB 98 (1)                       $ (15.57)  $ (4.81)

Net loss per share as previously reported
in the Company's Annual Report on Form
10-K for the year ended December 31, 1996 (1)     $ (0.65)  $  (5.17)  $ (5.79)

Basic and diluted net loss per share restated
under FAS 128 and SAB 98 (1)                      $(28.47)  $(186.04)  $(11.06)


(1) Previously reported and restated net loss per share and pro forma net loss per share reflect retroactively the one-for-five reverse stock split that was approved by the Company's stockholders in February 1998.